Exhibit 23.01

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 15, 2002 (except for the second paragraph of Note F as to which the date is June 12, 2002), accompanying the financial statements of the Computer Network Technology Corporation 401(k) Salary Savings Plan included in the Form 11-K of Computer Network Technology Corporation for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of Computer Network Technology Corporation on Forms S-8 (File No. 33-42750 effective September 16, 1991, File No. 333-88209 effective October 1, 1999 and File No. 333-44482 effective August 25, 2000).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
June 12, 2002

18